Fund #2SL, International Fund 2000, 1/31/05, final NSAR filing at funds former annual period end

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended January 31, 2005, Putnam Management has assumed $467 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.